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                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

[X]     Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]     Definitive Information Statement

                       AVISTAR COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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[ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

        (1)     Title of each class of securities to which transaction applies:
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        (2)     Aggregate number of securities to which transaction applies: N/A
                                                                            ----

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
                                                   -----------------------------

        (4)     Proposed maximum aggregate value of transaction: N/A
                                                                ----------------

        (5)     Total fee paid: N/A
                               -------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid: N/A
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        (3)     Filing Party: N/A
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        (4)     Date Filed: N/A
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                       AVISTAR COMMUNICATIONS CORPORATION


TO OUR STOCKHOLDERS:

        This information statement is being provided to the stockholders of Avistar Communications Corporation (the "Company"). The Company and its majority stockholders have approved an amendment to its Bylaws which increases the number and range of persons serving on its Board of Directors. As a matter of regulatory compliance, we are sending you this information statement, which describes the purpose and effect of the aforementioned amendment.

        Please feel free to call us at (650) 610-2900 should you have any questions on the enclosed information statement. We thank you for your continued interest in the Company.

                                            For the Board of Directors of
                                            AVISTAR COMMUNICATIONS CORPORATION


                                            Gerald J. Burnett
                                            President


Redwood Shores, California
January __, 2001



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                       AVISTAR COMMUNICATIONS CORPORATION
                        555 TWIN DOLPHIN DRIVE, SUITE 360
                            REDWOOD SHORES, CA 94065
                                 (650) 610-2900

                              INFORMATION STATEMENT

GENERAL INFORMATION FOR STOCKHOLDERS

        This information statement is furnished to the holders of Common Stock of Avistar Communications Corporation, a Delaware corporation (the "COMPANY"), in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C under the Exchange Act. The purpose of this Information Statement is to inform all stockholders of the approval of an amendment (the "AMENDMENT") to the Company's Bylaws to increase the authorized number of members of the Company's Board of Directors from a range of four to six directors to a range of five to nine directors. This information statement is being first sent to stockholders on or about December 30, 2000.

        The Company has obtained the affirmative vote of the holders of a majority of the Company's Common Stock (the "VOTING CAPITAL STOCK") to the foregoing amendment. WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

VOTE REQUIRED

        The affirmative vote of a majority of the outstanding Voting Capital Stock is required to amend Article III, Section 3.2 of the Company's bylaws. Each share of Voting Capital Stock is entitled to one vote per share on the Amendment. The record date established by the Company for purposes of determining the number of outstanding shares of Common Stock of the Company is December 29, 2000 (the "RECORD DATE"); the number of shares that voted to approve the aforementioned actions was __________, representing ___% of the Voting Capital Stock.

SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

        Section 228 of the Delaware General Corporation Law (the "DELAWARE LAW") provides that the written consent of the holders of outstanding shares of Voting Capital Stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Article III, Section 3.2 of the Company's Bylaws and in accordance with Section 109 of the Delaware Law, a majority of the outstanding shares of Voting Capital Stock entitled to vote thereon is required in order to amend the Bylaws. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the increase in the range of authorized directors as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company.



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        Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's stockholders as a result of the approval of the Amendment.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        Proposals of stockholders which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices no later than February 5, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting. The proxy card attached to the materials for the 2001 Annual Meeting of Stockholders will grant the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's Annual Meeting in 2001 but does not request inclusion in the materials prepared by the Company, or intends to bring before the stockholders at the 2001 Annual Meeting a proposal that is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to the Company in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than February 5, 2001. The stockholder may not bring the proposal before the stockholders at the 2001 Annual Meeting of Stockholders, regardless of whether the proposal is included in the materials sent to the stockholders, unless the stockholder has complied with the foregoing notice provisions. The proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the Company's 2001 Annual Meeting in 2001.



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         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of December 29, 2000 certain information regarding beneficial ownership of the Common Stock by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and named executive officer of the Company and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned.

                                                                   NUMBER OF
                                                                   SHARES OF          PERCENT OF
                                                                    COMMON              COMMON
                                                                     STOCK              STOCK
                                                                  BENEFICIALLY       BENEFICIALLY
NAME OF BENEFICIAL OWNER                                             OWNED              OWNED(1)
------------------------                                          ------------       -------------
UBS (USA) Inc.(2) .....................................             1,053,369             4.2%
  Stamford Branch
  677 Washington Boulevard
  Stamford, Connecticut 06901
Gerald J. Burnett(3) ..................................            11,277,835            44.9
R. Stephens Heinrichs(4) ..............................             5,052,354            20.1
William L. Campbell ...................................               948,263             3.8
Michael G. Barsotti ...................................               287,500             1.1
James P. Hughes(5) ....................................               425,000             1.7
R. Jan Afridi(6) ......................................                26,500               *
William R. Brody ......................................                24,000               *
David M. Solo .........................................                    --               *
Robert M. Metcalfe ....................................                    --               *
Executive officers and directors as a group
  (14 persons) ........................................            18,737,077            74.5

(1) Based on 25,121,647 shares of Common Stock outstanding on December 29, 2000 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after December 29, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

(2)     UBS (USA) is a wholly owned subsidiary of UBS AG.

(3) Shares are held by Dr. Burnett as a co-trustee of a marital trust, as to which he has sole voting and investment power.

(4) Shares are held by Mr. Heinrichs as a co-trustee of a marital trust, as to which he has sole voting and investment power.



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(5)     Mr. Hughes is an executive officer of Avistar Systems Corporation, a wholly owned subsidiary of the Company ("ASC").

(6)     Mr. Afridi is an executive officer of ASC.

        Except as otherwise noted above, the address of each person listed on the table is 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California 94065.



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                               AMENDMENT TO BYLAWS

        The Company's Bylaws currently provides for four (4) to six (6) persons to serve as members of its Board of Directors, with the exact number set at six
(6). On November 28, 2000, the Board of Directors adopted resolutions setting forth the proposed amendment to Article III, Section 3.2 of the Company's Bylaws (the "AMENDMENT"), the advisability of the Amendment, and a call for submission of the Amendment for approval by written consent of the Company's stockholders.

        The text of Article III, Section 3.2 of the Bylaws of the Company, as proposed to be amended will read:

        "The number of directors of the corporation shall be not less than five
(5) nor more than nine (9). The current number of authorized directors is seven
(7). The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the certificate of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. Directors need not be stockholders. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

        On January __, 2001, Gerald J. Burnett, R. Stephen Heinrichs and William Campbell, each of whom is a member of the Company's Board of Directors (the "Majority Stockholders"), approved the Amendment pursuant to an Action by Written Consent of the Stockholders. The Amendment will be effective on January __, 2001.

PURPOSE AND EFFECT OF THE AMENDMENT

        The Board of Directors believes that it is in the Company's best interest to increase the size of the Board of Directors in order to allow the Company to appoint additional qualified directors. The Board of Directors also believes that the availability of additional directorships will provide it with the flexibility to identify and recruit key individuals whose industry knowledge and expertise will benefit the direction and vision of the Company by contributing to discussions as to whether the Company should make acquisitions, establish strategic relationships with other companies or enter into any other proper corporate action. Furthermore, the proposed range of authorized persons serving as directors offers the Board of Directors greater flexibility in determining the size of the Board without further stockholder approval, within the range set by the stockholders. Upon the effectiveness of the Amendment, the Board of Directors intends to appoint two additional directors when and if such qualified candidates are identified and available.

        The Board of Directors believes that the proposed increase in the number of directors will effectively increase the number of outside independent directors, which may serve to further legitimize the actions of the Board of Directors and ensure that proposed corporate transactions are



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

at arms-length. However, the proposed amendment to increase the size of the Board of Directors could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, in addition to the fact that a further change to the size of the Board of Directors requires the approval of the holders of a majority of the voting capital stock, it may be easier for the Company to impede the attempt with a larger Board since it would require more directors to vote in favor of the take-over attempt. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

        CUMULATIVE VOTING Under Delaware law, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation's certificate of incorporation if stockholders are to be entitled to cumulative voting rights. The Company's certificate of incorporation provides for such cumulative voting.

        Cumulative voting entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled. Without cumulative voting, a stockholder or group of stockholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting enables a minority stockholder or group of stockholders holding a relatively small number of shares to elect a representative or representatives to the Board of Directors.

        The Amendment would increase the number of authorized directors and, as a result, a minority stockholder would face less difficulty in electing a representative to the Board of Directors because the number of votes available to each stockholder would increase and fewer votes would be required to elect any single director. The Amendment could have the impact of facilitating the re-election of existing members of the Board as fewer of the available votes would be necessary to elect each director.

REMOVAL OF DIRECTORS

        In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of votes cast against such removal would be sufficient to elect the director. As noted above, the Company's certificate of incorporation provides for cumulative voting. Although the Company's bylaws specify that the Board of Directors, or any individual director, may be removed from office with or without cause at



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any time, no individual director may be removed if the number of votes cast against removal would be sufficient to elect that director.

        An increase in the number of authorized directors would reduce the number of shares voting against removal that would be sufficient to impede a director's removal without cause. Thus, increasing the size of the board of directors may have the impact of making it more difficult to remove sitting directors.

CLASSIFIED BOARD OF DIRECTORS

        A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Company's certificate of incorporation and bylaws do not provide for a classified board and the Company presently does not intend to propose establishment of a classified board.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENT

        The directors of the Company may be deemed to have a substantial interest in the Amendment because the Amendment may have the effect of preserving the current directors on the Company's Board of Directors and committees thereof due to cumulative voting, as fewer votes would be necessary to elect each director and more votes would be necessary to remove a director without cause.

                                              For the Board of Directors of
                                              AVISTAR COMMUNICATIONS CORPORATION



                                              Gerald J. Burnett
                                              Chief Executive Officer

Dated:  January __, 2001



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